Exhibit 23.2

CONSENT OF PINNACLE ENERGY SERVICES, LLC

We have issued our report letter dated March 16, 2011 for 2009, on estimates of proved reserves and future net cash flows of certain oil and natural gas properties located in the Permian Basin of West Texas acquired by Gulfport Energy Corporation (“Gulfport”). As independent oil and gas consultants, we hereby consent to the inclusion of the information contained in our report letter in this Current Report on Form 8-K of Gulfport (this “Current Report”) and to all references to our firm in this Current Report. We hereby also consent to the incorporation by reference of such information in the Registration Statements of Gulfport on Forms S-8 (File No. 333-135728, effective July 12, 2006; File No. 333-129178, effective October 21, 2005; and File No. 333-55738, effective February 16, 2001) and on Form S-3 (File No. 333-168180, effective July 28, 2010).

PINNACLE ENERGY SERVICES, LLC

/s/ John Paul Dick
Name:	John Paul Dick
Title:	Manager, Registered Petroleum Engineer

March 16, 2011

Oklahoma City, Oklahoma